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                     September 23, 2022

       Vlad Coric, M.D.
       Chief Executive Officer
       Biohaven Pharmaceutical Holding Co Ltd.
       215 Church Street
       New Haven, CT 06510

                                                        Re: Biohaven
Pharmaceutical Holding Co Ltd.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 1, 2022
                                                            File No. 001-38080

       Dear Dr. Coric:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Robert Downes, Esq.